EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Yahaira Garcia-Perea
Marketing & Corporate Communications Manager
916-823-7214 | YahairaGarcia-Perea@bankofmarin.com

BANK OF MARIN BANCORP REPORTS SECOND QUARTER FINANCIAL RESULTS
QUARTERLY EPS OF $0.58, 14 BASIS POINT EXPANSION OF NET INTEREST MARGIN

NOVATO, CA, July 27, 2026 - Bank of Marin Bancorp, "Bancorp" (Nasdaq: BMRC), parent company of Bank of Marin, "Bank," completed another quarter of improved financial performance, reflecting continued enhanced profitability, earnings power and overall balance sheet strength. This performance was supported by progress across key financial and operating priorities:

•Increased earnings per share
•Expanded net interest margin
•Reduced funding costs
•Improved asset quality
•Sustained loan origination growth
•Improving capital ratios

BMRC reports net income of $9.2 million for the second quarter of 2026. This compares to net income of $8.5 million for the first quarter of 2026 and a net loss of $8.5 million (net income of $4.7 million non-GAAP) for the second quarter of 2025. Diluted earnings per share was $0.58 for the second quarter, compared to diluted earnings per share of $0.53 for the prior quarter and diluted loss per share of $0.53 (earnings per share of $0.29 non-GAAP) for the second quarter of the prior year. Continued net interest margin expansion largely drove these increases, contributing to a 100% year-over-year increase in quarterly diluted earnings per share on a non-GAAP basis.

Selected Financial Results

Comparable (non-GAAP) Excluding Loss on Sale of Securities	Three months ended					Six months ended
(in thousands, except per share amounts; unaudited)	June 30, 2026	March 31, 2026	% Change	June 30, 2025	% Change	June 30, 2026	June 30, 2025	% Change
Pre-tax, pre-provision net income (loss)
Pre-tax, pre-provision net income (loss) (GAAP)	$12,353	$11,597	6.5%	$(11,199)	NM	$23,950	$(4,643)	NM
Comparable pre-tax, pre-provision net income (non-GAAP)	12,353	11,597	6.5%	7,537	63.9%	23,950	14,093	69.9%
Net income (loss)
Net income (loss) (GAAP)	9,246	8,510	8.6%	(8,536)	NM	17,756	(3,660)	NM
Comparable net income (non-GAAP)	9,246	8,510	8.6%	4,662	98.3%	17,756	9,538	86.2%
Diluted earnings (loss) per share
Weighted average diluted shares
Diluted earnings (loss) per share (GAAP)	$0.58	$0.53	9.4%	$(0.53)	NM	$1.11	$(0.23)	NM
Comparable diluted earnings per share (non-GAAP)	$0.58	$0.53	9.4%	$0.29	100.0%	$1.11	$0.60	85.0%
See complete Reconciliation of GAAP and Non-GAAP Financial Measures below
Related non-GAAP tax benefit calculated using blended statutory rate of 29.5636%
NM Not meaningful

Concurrent with this release, Bancorp issued presentation slides providing supplemental information, some of which will be discussed during the second quarter 2026 earnings call. The earnings release and presentation slides are intended to be reviewed together and can be found online on Bank of Marin’s website at www.bankofmarin.com. under “Investor Relations.”

"Our profitability continued to benefit from the successful balance sheet restructuring actions we implemented over the past year, along with positive trends in higher-yielding loan originations, prudent expense management and disciplined deposit pricing strategies," said President & CEO Tim Myers. "Those efforts contributed to continued net interest margin expansion and stronger capital ratios during the quarter. While period-end loan balances declined due to the substantial planned exit within one relationship, healthy loan production and a meaningful decline in criticized loans reflect our ongoing focus on strengthening the balance sheet and improving credit quality."

Additional highlights for the second quarter of 2026 included the following:

•The second quarter tax-equivalent net interest margin improved 14 basis points over the preceding quarter to 3.38% from 3.24% due largely to improved average loan yields of eight basis points, targeted deposit rate cuts that dropped the average cost of deposits and interest bearing deposits by seven and six basis points, respectively, and active balance sheet management through one-way sales of deposits contributing to the decrease of seven basis points in the quarterly cost of deposits.
•During the quarter, the Bank continued working to improve credit quality which included the completion of a planned exit of $19.0 million in special mention loans related to one relationship, significantly reducing the Bank's exposure to the wine industry and reducing special mention loans to $100.9 million. Non-accrual loans declined by $191 thousand or 0.40% of total loans from 0.41%, while classified loans increased by $1.9 million, or 0.95% of total loans from 0.85% last quarter. Subsequent to quarter-end, the Bank received loan payoffs which reduced special mention loans and classified loans by $2.3 million and $785 thousand, respectively.

•The Bank recorded a reversal of the provision for credit losses on loans of $320 thousand in the second quarter of 2026 compared to no provision in the prior quarter. The allowance for credit losses was 1.07% and 1.08% of total loans at June 30, 2026 and March 31, 2026, respectively.

•Funded loans in the second quarter of 2026 of $62.8 million were 24% higher than the second quarter of the prior year and 3% higher than the prior quarter.

•Return on average assets ("ROA"), return on average equity ("ROE"), and the efficiency ratio improved on a GAAP basis from the prior quarter, as shown below. All three ratios benefited from increased revenue and reduced non-interest expense in the second quarter, mainly within salaries and related benefits and due to the annual charitable contributions made in the first quarter of 2026. Non-GAAP ratios for the prior year exclude the loss on security sales in that period, all other factors unchanged, and with adjustments made based on our blended statutory tax rate of 29.56%. See Reconciliation of GAAP and Non-GAAP Financial Measures below.

Operating Results

Comparable (non-GAAP) Excluding Loss on Sale of Securities	Three months ended			Six months ended
(in thousands, except per share amounts; unaudited)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Return on average assets
Average assets	$3,850,140	$3,989,253	$3,737,794	$3,919,312	$3,732,957
Return on average assets (GAAP)	0.96%	0.87%	(0.92)%	0.91%	(0.20)%
Comparable return on average assets (non-GAAP)	0.96%	0.87%	0.50%	0.91%	0.52%
Return on average equity
Average stockholders' equity	$395,328	$398,017	$439,187	$396,665	$438,187
Return on average equity (GAAP)	9.38%	8.67%	(7.80)%	9.03%	(1.68)%
Comparable return on average equity (non-GAAP)	9.38%	8.67%	4.26%	9.03%	4.39%
Return on average tangible common equity
Average goodwill and intangibles	$74,393	$74,591	$75,230	$74,491	$75,336
Average tangible common equity	$320,935	$323,426	$363,957	$322,174	$362,851
Return on average tangible common equity (GAAP)	11.56%	10.67%	(9.41)%	11.11%	(2.03)%
Comparable return on average tangible common equity (non-GAAP)	11.56%	10.67%	5.14%	11.11%	5.30%
Efficiency ratio
Efficiency ratio (GAAP)	63.62%	66.03%	219.76%	64.82%	112.77%
Comparable efficiency ratio (non-GAAP)	63.62%	66.03%	73.17%	64.82%	74.42%
See complete Reconciliation of GAAP and Non-GAAP Financial Measures below
Related non-GAAP tax benefit calculated using blended statutory rate of 29.5636%

•Capital was above well-capitalized regulatory thresholds. Total risk-based capital improved by 32 basis points to 15.58% as of June 30, 2026 for Bancorp compared to 15.26% as of March 31, 2026. Bancorp's tangible common equity to tangible assets ("TCE ratio") improved by 19 basis points to 8.52% as of June 30, 2026. Bancorp's Tier I leverage ratio increased to 8.66% as of June 30, 2026 from 8.23% last quarter. Book value per share and tangible book value per share improved by $0.14 and $0.15 to $24.51 and $19.92, respectively.

•The average cost of interest bearing deposits decreased from 2.10% to 2.04% in the second quarter of 2026 compared to the prior quarter, and the average cost of total deposits decreased from 1.35% to 1.28%. The quarter-end spot rate at March 31, 2026 of 1.31% dropped to 1.28% at June 30, 2026. Non-interest bearing deposits continued to make up a strong portion of total deposits at 36.7% as of June 30, 2026, compared to 35.9% last quarter.

•Total deposits decreased by $58.2 million, or 1.70%, to $3.370 billion as of June 30, 2026 compared to $3.428 billion as of March 31, 2026. The decrease was primarily attributable to a small number of relationships and reflected seasonal customer activity and investment decisions, rather than broader changes in deposit trends. In addition, seasonal tax-related outflows contributed to the second quarter decrease.

•The Board of Directors declared a cash dividend of $0.25 per share on July 23, 2026, which was the 85th consecutive quarterly dividend paid by Bancorp. The dividend is payable on August 13, 2026 to shareholders of record at the close of business on August 6, 2026.

“As expected, non-interest expense improved by $942 thousand in the quarter following elevated seasonal levels in the prior quarter, mainly in salaries and related benefits as well as charitable contributions,” said Chief Financial Officer Dave Bonaccorso. “Tax equivalent net interest margin expanded by 14 basis points during the quarter due to improved loan yields, targeted deposit rate cuts, and periodic one-way sales of deposits. We remain committed to actively managing our balance sheet to support our strategic growth while balancing profitability, liquidity, interest rate risk, and capital management."

Loans and Credit Quality

Loans decreased by $14.7 million for the second quarter and totaled $2.101 billion as of June 30, 2026, compared to $2.116 billion as of March 31, 2026. Second quarter 2026 new fundings were $62.8 million compared to $60.8 in the prior quarter and $50.6 million in the second quarter of 2025. Second quarter 2026 payoffs included completion of a planned exit of $19.0 million in special mention loans related to one relationship.

	Three months ended			Six months ended
(in millions; unaudited)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Gross loans beginning balance	$2,115.7	$2,120.9	$2,073.5	$2,120.9	$2,083.3
Newly funded	62.8	60.8	50.6	123.6	98.0
New total commitments[1]	98.4	80.5	69.2	178.9	132.8
Purchased	—	—	—	—	—
Net increase (decrease) in line of credit utilization	14.5	0.6	4.6	15.1	(6.6)
Paydowns and maturities	(71.2)	(30.6)	(36.5)	(101.8)	(59.9)
Charge-offs	—	(7.3)	—	(7.3)	(0.8)
Note sales	—	(9.1)	—	(9.1)	(1.3)
Amortization	(20.8)	(19.6)	(18.6)	(40.4)	(39.1)
Gross loans ending balance	$2,101.0	$2,115.7	$2,073.6	$2,101.0	$2,073.6
[1] New total commitments includes both newly funded loans and new unfunded commitments

Non-accrual loans declined by $191 thousand during the quarter to $8.5 million, or 0.40% of total loans, compared to $8.6 million, or 0.41%, at March 31, 2026. The reduction was driven primarily by pay offs and paydowns.

Classified loans increased by $1.9 million during the second quarter to $19.9 million, up from $17.9 million at March 31, 2026. The increase was due to the downgrade of six loans, of which $785 thousand has since paid off. All downgraded loans are paying as agreed.

Loans designated as special mention, which are not considered adversely classified, decreased to $100.9 million at June 30, 2026, compared to $119.4 million at March 31, 2026, largely due to the planned exit of $19.0 million in loans related to one relationship.

Accruing loans past due 30 to 89 days totaled $2.0 million at June 30, 2026, up from $683 thousand at March 31, 2026.

Net charge-offs totaled $39 thousand in the second quarter of 2026 compared to $7.3 million in the prior quarter. The prior quarter net charge-offs were driven by charge offs of $7.2 million related to two non-accrual loans that were sold in the quarter. These charge‑offs were fully offset by specific reserves that were already in place for the two loans at that time.

The Bank recorded a $320 thousand reversal of provision for credit losses on loans in the second quarter of 2026 driven by lower loan balances and improved credit quality in the non-owner occupied commercial real estate portfolio. There was no provision for credit losses in the prior quarter.
The ratio of allowance for credit losses to total loans remained stable at 1.07% at June 30, 2026 compared to 1.08% at March 31, 2026.
There was no provision for credit losses on unfunded loan commitments in the second quarter of 2026 or in the prior quarter.

Cash, Cash Equivalents and Restricted Cash

Total cash, cash equivalents and restricted cash were $279.6 million at June 30, 2026, an increase of $43.0 million compared to $236.6 million at March 31, 2026, largely due to investment security paydowns.

Investments

The investment securities portfolio totaled $1.243 billion at June 30, 2026, a decrease of $83.4 million from March 31, 2026. The decrease in the portfolio was due to principal repayments and calls/maturities totaling $77.6 million and $1.1 million, respectively, and an increase of $4.8 million in unrealized losses on available-for-sale ("AFS") securities. The portfolio is eligible for pledging to the Federal Home Loan Bank ("FHLB") and the Federal Reserve as collateral for borrowing, and is comprised of high credit quality investments with an average effective duration of 2.91. The portfolio generates cash flows monthly from interest, principal amortization and payoffs, which supports the Bank's liquidity. Those cash flows totaled $92.1 million and $73.4 million in the second quarter of 2026 and the first quarter of 2026, respectively.

Deposits

Deposits decreased $58.2 million, or 1.7%, to $3.370 billion at June 30, 2026, compared to $3.428 billion at March 31, 2026. The decrease was primarily attributable to a small number of relationships and reflected seasonal customer activity and investment decisions, rather than broader changes in deposit trends. In addition, seasonal tax-related outflows contributed to the second quarter decrease. Interest bearing transaction accounts decreased by $238.1 million while money market accounts increased by $198.1 million as a result of the transfer of approximately $170 million in reciprocal deposits during the quarter. As of June 30, 2026, total one-way sales decreased from $78.5 million to zero although the Bank sold an average of $94.7 million during the quarter which enhanced non-interest income and net interest margin. Non-interest bearing deposits continued to make up a strong 36.7% of total deposits at June 30, 2026, compared to 35.9% at March 31, 2026. The Bank's competitive and balanced approach to relationship management and focused outreach to customers seeking alternative options for banking solutions generated nearly 1,000 new accounts during the second quarter, 42% of which were new relationships.

Borrowings and Liquidity

As of June 30, 2026, the Bank had no outstanding short-term borrowings, consistent with March 31, 2026. Net available funding sources, including unrestricted cash, unencumbered available-for-sale securities and total available borrowing capacity totaled $2.177 billion, or 65% of total deposits and 214% of estimated uninsured and/or uncollateralized deposits as of June 30, 2026.

The following table details the components of our contingent liquidity sources as of June 30, 2026.

(in millions)	Total Available	Amount Used	Net Availability
Internal Sources
Unrestricted cash [1]	$256.6	$—	$256.6
Unencumbered securities at market value	491.7	—	491.7
External Sources
FHLB line of credit	978.4	—	978.4
FRB line of credit	310.4	—	310.4
Lines of credit at correspondent banks	140.0	—	140.0
Total Liquidity	$2,177.1	$—	$2,177.1
1 Excludes cash items in transit as of June 30, 2026.
Note: There were no off-balance sheet one-way sell deposits as of June 30, 2026.

Subordinated Notes

During the fourth quarter of 2025, Bancorp issued Fixed-to-Floating Subordinated Notes of $45.0 million with a final maturity date of December 1, 2035, to certain investors in a private placement to strengthen capital ratios as part of the balance sheet repositioning. The interest rate of the Bank’s subordinated notes is 6.75%, payable semi-annually in arrears on June 1 and December 1 of each year, which commenced on June 1, 2026. After December 1, 2030, the interest rate will be variable and equal Three-Month Term SOFR plus 335 basis points, resetting quarterly. Subordinated notes outstanding were $44.0 million, net of issuance costs, at June 30, 2026.

Capital Resources

Our capital ratios are summarized in the table below.

Capital Ratios	June 30, 2026		March 31, 2026		June 30, 2025
(dollars in thousands)	Bancorp	Bank	Bancorp	Bank	Bancorp	Bank
Common Equity Tier 1 to RWA	12.93%	13.69%	12.61%	13.17%	15.03%	13.78%
Total Tier I to RWA	12.93%	13.69%	12.61%	13.17%	15.03%	13.78%
Total Capital to RWA	15.58%	14.61%	15.26%	14.09%	16.25%	15.00%
Tier I Leverage Ratio to Avg Assets	8.66%	9.16%	8.23%	8.59%	10.22%	9.37%
Tangible Common Equity to TA	8.52%	9.03%	8.33%	8.70%	9.95%	9.09%

Bancorp's tangible common equity to tangible assets ("TCE ratio") increased 19 basis points to 8.52% at June 30, 2026, compared to 8.33% at March 31, 2026. Bancorp's total capital to risk weighted assets increased 32 basis points to 15.58% at June 30, 2026, from 15.26% at March 31, 2026. The Bank's capital plan and point-in-time capital stress tests indicate that capital ratios will remain above regulatory well-capitalized and internal policy minimums throughout a five-year forecast horizon and across stress scenarios such as additional unrealized losses on the investment portfolio, additional deposit growth or decline, loan credit quality deterioration, and potential share repurchases. Book value per share and tangible book value per share improved by $0.14 and $0.15 to $24.51 and $19.92, respectively. Accumulated comprehensive income worsened by $3.4 million in the quarter due to higher market interest rates.

Earnings

Net Interest Income

Net interest income totaled $30.8 million for the second quarter of 2026, a $479 thousand increase from the prior quarter. This was driven by an increase of $733 thousand in interest income on loans, largely due to an 8 basis point increase in yields due to growth at higher rates. Also contributing significantly was the reduction of $934 thousand in interest expense on deposits, due to strategic rate decreases and active balance sheet management through one-way sales of deposits.

The net interest margin increased 14 basis points to 3.38% for the second quarter of 2026, compared to 3.24% for the prior quarter. The increase is mostly explained by an eight basis point increase in loan yields, a seven basis point decrease in cost of deposits, and the use of one-way sales of deposits, which improved the mix of average earnings assets.

Non-Interest Income

Non-interest income was $3.2 million for the second quarter of 2026, compared to $3.8 million for the prior quarter. The decrease of $665 thousand from the prior quarter was primarily attributable to a decrease in dividend income on FHLB stock of $656 thousand which included the $479 thousand special dividend received in the first quarter. There were also bank owned life insurance death benefits of $479 thousand received in the first quarter, not repeated in the second. These were partially offset by the increase in fee income within other income of $377 thousand due to one-way sales of deposits in the quarter, as mentioned above.

Non-Interest Expense

Non-interest expense totaled $21.6 million for the second quarter of 2026, compared to $22.5 million for the prior quarter, a decrease of $942 thousand, primarily driven by a decrease of $785 thousand in salaries and related benefits expense in the second quarter of 2026. Consistent with annual adjustments and our compensation cycle, the prior quarter expense included updated incentive bonus accruals, 401(k) contribution matching, profit sharing accruals, payroll taxes, and stock-based compensation grants, in addition to lower deferred loan origination costs. These were partially offset by customary annual salary increases effective April 2026 and an increased number of full-time equivalent employees. Also decreasing the quarterly expense was the $247 thousand reduction in charitable contributions since the majority of the annual giving campaign takes place in the first quarter of the year. Partially offsetting these was an increase of $278 thousand in professional services mostly related to audit, operations, compliance, information security and accounting fees.

Share Repurchase Program

On July 24, 2025, the Board of Directors authorized the repurchase of up to $25.0 million of its common stock effective July 24, 2025 through July 31, 2027. There were no repurchases in the second quarter of 2026 or in the first quarter of 2026. As of June 30, 2026, the amount remaining available for repurchase of shares was $23.9 million.

Statement Regarding use of Non-GAAP Financial Measures
Financial results are presented in accordance with GAAP and with reference to certain non-GAAP financial measures. Management believes that providing selected financial measures that exclude the loss on sale of securities is useful to investors as the strategic short-term loss taken for long-term profitability makes the operational performance difficult to compare to other periods. Because there are limits to the usefulness of this or any other non-GAAP measure to investors, Bancorp encourages readers to consider its annual and quarterly consolidated financial statements and notes related thereto for their entirety, as filed with the Securities and Exchange Commission, and not to rely on any single financial measure. A reconciliation of the GAAP financial measures to comparable non-GAAP financial measures is presented below.

Reconciliation of GAAP and Non-GAAP Financial Measures

(in thousands, except per share amounts; unaudited)	Three months ended			Six months ended
Pre-tax, pre-provision net income (loss)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Income (loss) before provision for (benefit from) income taxes	$12,673	$11,597	$(11,199)	$24,270	$(4,718)
(Reversal of) provision for credit losses on loans	(320)	—	—	(320)	75
Pre-tax, pre-provision net income (loss) (GAAP)	12,353	11,597	(11,199)	23,950	(4,643)
Adjustments:
Losses on sale of investment securities from portfolio repositioning	—	—	18,736	—	18,736
Comparable pre-tax, pre-provision net income (non-GAAP)	$12,353	$11,597	$7,537	$23,950	$14,093
Net income (loss)
Net income (loss) (GAAP)	$9,246	$8,510	$(8,536)	$17,756	$(3,660)
Adjustments:
Losses on sale of investment securities from portfolio repositioning	—	—	18,736	—	18,736
Related income tax benefit[1]	—	—	(5,538)	—	(5,538)
Adjustments, net of taxes	—	—	13,198	—	13,198
Comparable net income (non-GAAP)	$9,246	$8,510	$4,662	$17,756	$9,538
Diluted earnings (loss) per share
Weighted average diluted shares	$15,991	$15,973	$15,989	$15,983	$15,983
Diluted earnings (loss) per share (GAAP)	$0.58	$0.53	$(0.53)	$1.11	$(0.23)
Comparable diluted earnings per share (non-GAAP)	$0.58	$0.53	$0.29	$1.11	$0.60
Return on average assets
Average assets	$3,850,140	$3,989,253	$3,737,794	$3,919,312	$3,732,957
Return on average assets (GAAP)	0.96%	0.87%	(0.92)%	0.91%	(0.20)%
Comparable return on average assets (non-GAAP)	0.96%	0.87%	0.50%	0.91%	0.52%
Return on average equity
Average stockholders' equity	$395,328	$398,017	$439,187	$396,665	$438,187
Return on average equity (GAAP)	9.38%	8.67%	(7.80)%	9.03%	(1.68)%
Comparable return on average equity (non-GAAP)	9.38%	8.67%	4.26%	9.03%	4.39%
Return on average tangible common equity
Average goodwill and intangibles	$74,393	$74,591	$75,230	$74,491	$75,336
Average tangible common equity	$320,935	$323,426	$363,957	$322,174	$362,851
Return on average tangible common equity (GAAP)	11.56%	10.67%	(9.41)%	11.11%	(2.03)%
Comparable return on average tangible common equity (non-GAAP)	11.56%	10.67%	5.14%	11.11%	5.30%
Efficiency ratio
Non-interest expense	$21,597	$22,539	$20,550	$44,136	$40,996
Net interest income	$30,781	$30,302	$24,972	$61,083	$49,100
Non-interest income (GAAP)	$3,169	$3,834	$(15,621)	$7,003	$(12,747)
Losses on sale of investment securities from portfolio repositioning	$—	$—	$18,736	$—	$18,736
Non-interest income (non-GAAP)	$3,169	$3,834	$3,115	$7,003	$5,989
Efficiency ratio (GAAP)	63.62%	66.03%	219.76%	64.82%	112.77%
Comparable efficiency ratio (non-GAAP)	63.62%	66.03%	73.17%	64.82%	74.42%
[1]Related tax benefit calculated using blended statutory rate of 29.5636%

Earnings Call and Webcast Information

Bank of Marin Bancorp (Nasdaq: BMRC) will present its second quarter financial results call via webcast on Monday, July 27, 2026 at 8:30 a.m. PT/11:30 a.m. ET. Investors can listen to the webcast online through Bank of Marin’s website at www.bankofmarin.com. under “Investor Relations.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call. Closed captioning will be available during the live webcast, as well as on the webcast replay.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank with assets of $3.9 billion, Bank of Marin provides commercial and personal banking, specialty lending, and wealth management and trust services throughout its network of 27 branches and eight commercial banking offices serving Northern California. Specializing in providing legendary service to its clients and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by San Francisco Business Times since 2003 and ranked top 13 in Sacramento Business Journal’s 2025 Corporate Direct Giving List. Additional honors include being recognized as one of North Bay Business Journal’s “Best Places to Work” in 2025 and induction into North Bay Biz’s “Best of” Hall of Fame in 2024. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, visit www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions and the economic uncertainty in the United States and abroad, including economic or other disruptions to financial markets caused by the Trump administration's approach to tariffs and trade and the military action in Iran, acts of terrorism, war or other conflicts, impacts from inflation, supply chain disruptions, changes in interest rates (including the actions taken by the Federal Reserve to control inflation), California's unemployment rate, deposit flows, real estate values, and expected future cash flows on loans and securities; the impact of adverse developments at other banks, including bank failures, that impact general sentiment regarding the stability and liquidity of banks; costs or effects of acquisitions; competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; natural disasters (such as wildfires and earthquakes in our area); adverse weather conditions; interruptions of utility service in our markets for sustained periods; and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting our operations, pricing, products and services; and successful integration of acquisitions. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP FINANCIAL HIGHLIGHTS
	Three months ended			Six months ended
(in thousands, except per share amounts; unaudited)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Selected operating data and performance ratios:
Net income (loss)	$9,246	$8,510	$(8,536)	$17,756	$(3,660)
Diluted earnings (loss) per common share	$0.58	$0.53	$(0.53)	$1.11	$(0.23)
Return on average assets	0.96%	0.87%	(0.92)%	0.91%	(0.20)%
Return on average equity	9.38%	8.67%	(7.80)%	9.03%	(1.68)%
Return on average tangible common equity	11.55%	10.67%	(9.41)%	11.11%	(2.03)%
Efficiency ratio	63.62%	66.03%	219.76%	64.82%	112.77%
Tax-equivalent net interest margin	3.38%	3.24%	2.83%	3.31%	2.80%
Cost of deposits	1.28%	1.35%	1.39%	1.32%	1.39%
Cost of funds	1.36%	1.43%	1.39%	1.40%	1.39%
Net charge-offs (recoveries)	$39	$7,266	$52	$7,305	$877
Net charge-offs to average loans	—%	0.34%	—%	0.35%	0.04%

(in thousands; unaudited)	June 30, 2026	March 31, 2026	December 31, 2025
Selected financial condition data:
Total assets	$3,856,720	$3,914,117	$3,904,778
Loans:
Commercial and industrial	$162,434	$159,028	$159,898
Real estate:
Commercial owner-occupied	288,744	308,905	310,219
Commercial non-owner occupied	1,373,990	1,373,332	1,366,251
Construction	16,317	14,215	15,101
Home equity	101,404	98,445	99,222
Other residential	100,710	105,502	110,614
Installment and other consumer loans	57,377	56,292	59,548
Total loans	$2,100,976	$2,115,719	$2,120,853
Non-accrual loans: [1]
Commercial and industrial	$5	$29	$524
Real estate:
Commercial owner-occupied	—	—	315
Commercial non-owner occupied	8,118	8,118	25,387
Home equity	219	223	401
Other residential	67	70	72
Installment and other consumer loans	44	204	204
Total non-accrual loans	$8,453	$8,644	$26,903
Non-accrual loans to total loans	0.40%	0.41%	1.27%
Classified loans (graded substandard and doubtful)	$19,877	$17,939	$32,111
Classified loans as a percentage of total loans	0.95%	0.85%	1.51%
Total accruing loans 30-89 days past due	$2,005	$683	$2,843
Total accruing loans 90+ days past due [1]	$297	$—	$—
Allowance for credit losses to total loans	1.07%	1.08%	1.42%
Allowance for credit losses to non-accrual loans	2.66x	2.64x	1.12x
Total deposits	$3,369,900	$3,428,126	$3,415,542
Loan-to-deposit ratio	62.35%	61.72%	62.09%
Stockholders' equity	$396,684	$394,492	$394,654
Book value per share	$24.51	$24.37	$24.51
Tangible book value per share	$19.92	$19.77	$19.87
Tangible common equity to tangible assets - Bank	9.03%	8.70%	8.59%
Tangible common equity to tangible assets - Bancorp	8.52%	8.33%	8.35%
Total risk-based capital ratio - Bank	14.61%	14.09%	13.90%
Total risk-based capital ratio - Bancorp	15.58%	15.26%	15.25%
Tier I Leverage Ratio to Avg Assets - Bancorp	8.66%	8.23%	8.26%
Tier I Leverage Ratio to Avg Assets - Bank	9.16%	8.59%	8.49%
Full-time equivalent employees	315	309	311

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except share data; unaudited)	June 30, 2026	March 31, 2026	December 31, 2025
Assets
Cash, cash equivalents and restricted cash	$279,639	$236,644	$225,303
Investment securities:
Available-for-sale (net of zero allowance for credit losses at June 30, 2026, March 31, 2026 and December 31, 2025, respectively)	1,242,831	1,326,191	1,327,812
Total investment securities	1,242,831	1,326,191	1,327,812
Loans, at amortized cost	2,100,976	2,115,719	2,120,853
Allowance for credit losses on loans	(22,464)	(22,823)	(30,089)
Loans, net of allowance for credit losses on loans	2,078,512	2,092,896	2,090,764
Goodwill	72,754	72,754	72,754
Bank-owned life insurance	71,324	71,095	71,306
Operating lease right-of-use assets	21,146	22,173	22,499
Bank premises and equipment, net	8,016	7,960	8,059
Core deposit intangible, net	1,520	1,716	1,916
Interest receivable and other assets	80,978	82,688	84,365
Total assets	$3,856,720	$3,914,117	$3,904,778

Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$1,237,322	$1,232,228	$1,254,416
Interest bearing:
Transaction accounts	237,676	475,817	417,482
Savings accounts	225,353	226,680	232,109
Money market accounts	1,511,325	1,313,266	1,305,849
Time accounts	158,224	180,135	205,686
Total deposits	3,369,900	3,428,126	3,415,542
Borrowings and other obligations	625	668	709
Subordinated notes, net	43,955	43,905	43,905
Operating lease liabilities	23,493	24,553	24,747
Interest payable and other liabilities	22,063	22,373	25,269
Total liabilities	3,460,036	3,519,625	3,510,124
Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 30,000,000 shares; issued and outstanding - 16,186,611, 16,189,707 and 16,102,687 at June 30, 2026, March 31, 2026 and December 31, 2025, respectively	216,050	215,648	214,910
Retained earnings	207,843	202,645	198,163
Accumulated other comprehensive loss, net of taxes	(27,209)	(23,801)	(18,419)
Total stockholders' equity	396,684	394,492	394,654
Total liabilities and stockholders' equity	$3,856,720	$3,914,117	$3,904,778

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended			Six months ended
(in thousands, except per share amounts; unaudited)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Interest income
Interest and fees on loans	$27,267	$26,534	$25,861	$53,801	$51,044
Interest on investment securities	13,427	13,869	8,423	27,296	16,684
Interest on due from banks	1,646	2,392	2,004	4,038	3,799
Total interest income	42,340	42,795	36,288	85,135	71,527
Interest expense
Interest on interest-bearing transaction accounts	1,462	2,039	1,291	3,501	2,452
Interest on savings accounts	635	577	587	1,212	1,120
Interest on money market accounts	7,674	7,821	7,878	15,495	15,504
Interest on time accounts	965	1,242	1,559	2,207	3,349
Interest on borrowings and other obligations	6	6	1	12	2
Interest on subordinated notes	817	808	—	1,625	—
Total interest expense	11,559	12,493	11,316	24,052	22,427
Net interest income	30,781	30,302	24,972	61,083	49,100
(Reversal of) provision for credit losses on loans	(320)	—	—	(320)	75
Provision for credit losses on unfunded loan commitments	—	—	—	—	—
Net interest income after provision for credit losses	31,101	30,302	24,972	61,403	49,025
Non-interest income
Service charges on deposit accounts	563	563	550	1,126	1,098
Wealth management and trust services	543	596	612	1,139	1,175
Earnings on bank-owned life insurance, net	442	487	429	929	905
Debit card interchange fees, net	397	362	410	759	806
Dividends on Federal Home Loan Bank stock	199	855	362	1,054	737
Merchant interchange fees, net	142	118	90	260	186
Earnings on bank-owned life insurance death benefits	59	479	238	538	306
Losses on sale of investment securities	—	—	(18,736)	—	(18,736)
Other income	824	374	424	1,198	776
Total non-interest income (loss)	3,169	3,834	(15,621)	7,003	(12,747)
Non-interest expense
Salaries and related benefits	12,609	13,394	12,045	26,003	24,095
Occupancy and equipment	2,090	2,099	2,226	4,189	4,332
Professional services	1,371	1,093	908	2,464	1,845
Data processing	1,138	1,228	1,041	2,366	2,177
Federal Deposit Insurance Corporation insurance	555	730	421	1,285	809
Information technology	510	515	563	1,025	976
Depreciation and amortization	270	263	320	533	642
Directors' expense	261	285	279	546	583
Amortization of core deposit intangible	196	200	220	396	447
Charitable contributions	190	437	116	627	519
Deposit network fees	118	149	114	267	228
Other expense	2,289	2,146	2,297	4,435	4,343
Total non-interest expense	21,597	22,539	20,550	44,136	40,996
Income (loss) before provision for (benefit from) income taxes	12,673	11,597	(11,199)	24,270	(4,718)
Provision for (benefit from) income taxes	3,427	3,087	(2,663)	6,514	(1,058)
Net income (loss)	$9,246	$8,510	$(8,536)	$17,756	$(3,660)
Net income (loss) per common share
Basic	$0.58	$0.53	$(0.53)	$1.11	$(0.23)
Diluted	$0.58	$0.53	$(0.53)	$1.11	$(0.23)
Weighted average shares:
Basic	15,952	15,925	15,989	15,938	15,983
Diluted	15,991	15,973	15,989	15,983	15,983
Comprehensive income (loss):
Net income (loss)	$9,246	$8,510	$(8,536)	$17,756	$(3,660)
Other comprehensive (loss) income:
Change in net unrealized (losses) gains on available-for-sale securities	(4,838)	(7,642)	(486)	(12,480)	2,803
Reclassification adjustment for losses realized on the sale of available-for-sale securities in net loss	—	—	18,736	—	18,736
Amortization of net unrealized losses on securities transferred from available-for-sale to held-to-maturity	—	—	365	—	705
Other comprehensive (loss) income, before tax	(4,838)	(7,642)	18,615	(12,480)	22,244
Deferred tax (benefit) expense	(1,430)	(2,260)	5,503	(3,690)	6,576
Other comprehensive (loss) income, net of tax	(3,408)	(5,382)	13,112	(8,790)	15,668
Total comprehensive income	$5,838	$3,128	$4,576	$8,966	$12,008

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended
	June 30, 2026			March 31, 2026
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]	$176,889	$1,646	3.68%	$265,720	$2,392	3.60%
Investment securities [2,3]	1,329,846	13,465	4.05%	1,374,555	13,906	4.05%
Loans [1,3,4,5]	2,113,964	27,382	5.12%	2,114,052	26,646	5.04%
Total interest-earning assets [1]	3,620,699	42,493	4.64%	3,754,327	42,944	4.58%
Cash and non-interest-bearing due from banks	32,830			32,496
Bank premises and equipment, net	7,965			8,007
Interest receivable and other assets, net	188,646			194,423
Total assets	$3,850,140			$3,989,253
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$363,579	$1,462	1.61%	$464,323	$2,039	1.78%
Savings accounts	235,698	635	1.08%	228,635	577	1.02%
Money market accounts	1,351,175	7,674	2.28%	1,367,142	7,821	2.32%
Time accounts including CDARS	165,017	965	2.35%	192,553	1,242	2.62%
Borrowings and other obligations [1]	640	6	3.71%	683	6	3.66%
Subordinated notes, net	43,923	817	7.44%	43,873	808	7.36%
Total interest-bearing liabilities	2,160,032	11,559	2.15%	2,297,209	12,493	2.21%
Demand accounts	1,247,995			1,244,595
Interest payable and other liabilities	46,785			49,432
Stockholders' equity	395,328			398,017
Total liabilities & stockholders' equity	$3,850,140			$3,989,253
Tax-equivalent net interest income/margin [1]		$30,934	3.38%		$30,451	3.24%
Reported net interest income/margin [1]		$30,781	3.36%		$30,302	3.23%
Tax-equivalent net interest rate spread			2.49%			2.37%

	Six months ended			Six months ended
	June 30, 2026			June 30, 2025
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]	$221,059	$4,038	3.63%	$172,136	$3,799	4.39%
Investment securities [2,3]	1,352,077	27,370	4.05%	1,269,850	16,822	2.65%
Loans [1,3,4,5]	2,114,008	54,028	5.08%	2,073,423	51,254	4.92%
Total interest-earning assets [1]	3,687,144	85,436	4.61%	3,515,409	71,875	4.07%
Cash and non-interest-bearing due from banks	32,664			37,608
Bank premises and equipment, net	7,986			7,046
Interest receivable and other assets, net	191,518			172,894
Total assets	$3,919,312			$3,732,957
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$413,673	$3,501	1.71%	$339,058	$2,452	1.46%
Savings accounts	232,186	1,212	1.05%	224,798	1,120	1.00%
Money market accounts	1,359,115	15,495	2.30%	1,210,326	15,504	2.58%
Time accounts including CDARS	178,709	2,207	2.49%	223,057	3,349	3.03%
Borrowings and other obligations [1]	661	12	3.61%	111	2	3.08%
FHLB long-term borrowings [1]	—	—	—%	—	—	—%
Subordinated debenture [1,5]	43,898	1,625	7.40%	—	—	—%
Total interest-bearing liabilities	2,228,242	24,052	2.18%	1,997,350	22,427	2.26%
Demand accounts	1,246,304			1,252,711
Interest payable and other liabilities	48,101			44,709
Stockholders' equity	396,665			438,187
Total liabilities & stockholders' equity	$3,919,312			$3,732,957
Tax-equivalent net interest income/margin [1]		$61,384	3.31%		$49,448	2.80%
Reported net interest income/margin [1]		$61,083	3.29%		$49,100	2.78%
Tax-equivalent net interest rate spread			2.43%			1.81%
[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 21 percent.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.

[5] Net loan origination costs in interest income totaled $427 thousand, $398 thousand and $399 thousand for the three months ended June 30, 2026, March 31, 2026 and June 30, 2025 and totaled $825 thousand and $764 thousand for the six months ended June 30, 2026 and 2025, respectively.